Exhibit 10.2
                                                                    ------------
                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


STRATEGIC  ASSET  MANAGEMENT,
INC.,  derivatively  and  on  behalf  of  N-VIRO
INTERNATIONAL  CORPORATION,  a                  :     C.A.  No.:  20360
Delaware  Corporation,

Plaintiffs,

v.


J. PATRICK  NICHOLSON,  MICHAEL
NICHOLSON,  TERRY  J.  LOGAN,  BOBBY
B. CARROLL,  PHILLIP  LEVIN,  DANIEL
J.  HASLINGER,  B.K.  WESLEY
COPELAND,

Defendants,

     and

N-VIRO  INTERNATIONAL
CORPORATION,  a  Delaware  Corporation,

Nominal  Defendant.



                          NOTICE OF SETTLEMENT HEARING
                          ----------------------------

To  the  Shareholders of N-Viro International Corporation as of August 25, 2004:

                                  Introduction
                                  ------------

     You are receiving this legal notice because you are a shareholder of N-Viro International Corporation ("N-Viro"). N-Viro and certain of its directors (at the time of the suit) were sued by Strategic Asset Management, Inc. ("SAMI") in the Delaware State Chancery Court (the "Court") for New Castle County (Case No. 20360) (the "Lawsuit"). SAMI brought the Lawsuit as what is called a derivative lawsuit, which we will describe further below. The directors it sued were Bobby Carroll, B.K. Wesley Copeland, Daniel Haslinger, Phillip Levin, Terry Logan, J. Patrick Nicholson and Michael Nicholson. (We shall refer below to the directors other than J. Patrick Nicholson as the "Settling Directors.")

     N-Viro seeks to settle the Lawsuit. Because it is a derivative suit, shareholders are entitled to object to the settlement terms if they wish to do so. The judge of the Lawsuit (who is referred to as a Vice-Chancellor) has ordered that this notice be sent to you to explain the proposed settlement terms (the "Settlement Terms") and your rights to object to the Settlement Terms if you wish to do so.

     Last November, N-Viro sent you a summary (the "Summary") of a proposed settlement agreement (the "Initial Proposed Settlement") that was submitted to the Vice-Chancellor for review. The Summary also reviewed in detail the events leading up to the Lawsuit and the Lawsuit's allegations. If you would like another copy of the Summary, please contact James McHugh at N-Viro (419-535-6374 or jmchugh@nviro.com) to request one.
    -----------------

     The Vice-Chancellor indicated that he would not approve the Initial Proposed Settlement for specific reasons. The parties then renegotiated based on the Vice Chancellor's reasons, and reached a new proposed settlement agreement (the "Settlement Agreement"). This document describes the renegotiated agreement being submitted for the Vice-Chancellor's approval.

     On October 14, 2004 at 10:00 a.m., at the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, the Vice-Chancellor will hold a hearing (the "Hearing") to decide whether he should approve the Settlement Agreement as fair, reasonable and adequate, and to enter judgment based on the Settlement Terms.

     This Notice is not based in any way on the Vice-Chancellor's opinions related to the Lawsuit. The parties prepared this notice and it should not be understood in any way as reflecting the Vice-Chancellor's opinions as to the merits of the claims or defenses of any party to the Lawsuit.

                          Proposed Settlement Agreement
                          -----------------------------

     A copy of the Settlement Agreement is available from the Court's Lawsuit file. We summarize its major points in this section.

     N-Viro shall reimburse SAMI its direct Lawsuit attorneys fees and costs, which it calculates as $164,000. In exchange for the payment, all parties will execute mutual releases and SAMI will dismiss the Lawsuit with prejudice. The Vice-Chancellor must approve the Settlement Agreement as a condition to its becoming effective.

               The Parties' Positions on the Settlement Agreement
               --------------------------------------------------

     SAMI believes it achieved its desired result, with direct benefit to all shareholders, by N-Viro's terminating its original consulting agreement with J. Patrick Nicholson; J. Patrick Nicholson's releasing all claims under all prior employment agreements; J. Patrick Nicholson's releasing all claims to an annual pension; N-Viro's securing reimbursements from J. Patrick Nicholson; and entering into a new, limited consulting agreement with J. Patrick Nicholson. SAMI believes it is entitled to reimbursement of its actual attorney's fees and costs for the benefits that N-Viro recognized as a result of SAMI's efforts.

     N-Viro and the Settling Directors believe that SAMI did not need to bring the Lawsuit, and that the Board had appointed an Independent Committee that had been proceeding properly. They deny that they breached any fiduciary duties or that they acted improperly in any way. Nonetheless, they believe it is in N-Viro's best interests to settle the matter under the Settlement Agreement's terms to avoid the expense of further litigation and to resolve the dispute through mutual releases.

     J. Patrick Nicholson, a Defendant and Non-Settling Director, believes that SAMI brought this case to advance its own interests as opposed to N-Viro's interests. He urges the Court to disapprove the proposed settlement and not to approve N-Viro's paying any of SAMI's costs.

                                   Objections
                                   ----------

     Any N-Viro shareholder who objects to the Settlement Agreement may appear in person or by counsel at the Hearing and present any relevant evidence or argument. If you want to be heard, you must, no later than ten days before the Hearing, file with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801 (i) a notice of your intention to appear the Hearing; (ii) a statement of your objections to the Settlement Agreement; and (iii) an explanation of the reasons for your objections along with any documents that you want the Vice-Chancellor to consider. At the same time you file these documents with the Register in Chancery, you must also mail them to the following attorneys, each of whom represents parties to the Lawsuit, and to J. Patrick Nicholson:

Peter  R.  Silverman,  Esq.
Shumaker,  Loop  &  Kendrick,  LLP
1000  Jackson
Toledo,  Ohio  43624-1573
Counsel  for  N-Viro  International  Corp.
and  the  Settling  Directors

Richard  C.  Fox,  Esq.
Fox  Law  Offices,  P.A.
P.O.  Box  1097
Pecos,  New  Mexico  87552
Counsel  for  Strategic  Asset  Management,  Inc.

J.  Patrick  Nicholson.
2025  Richmond  Road
Toledo,  OH  43607

     Unless the Vice-Chancellor directs otherwise, no one may object to approval of the Settlement Agreement nor may appear at the Hearing in any capacity, unless they file their notice of intention to appear as described above. If you fail to file such a notice, you will be deemed to have waived your objections and you may not raise them in this or any other matter.

                             Effect of Non-Approval
                             ----------------------

     If the Vice-Chancellor does not approve the Settlement Agreement, or the Vice-Chancellor approves the Settlement Agreement and such approval is reversed or modified on appeal, the Settlement Agreement shall be treated as if it had not been made and had not been submitted to the Court. The Lawsuit would continue to proceed as if the parties had not entered into the Settlement
Agreement  and  submitted  it  to  the  Court.

                      Request to Brokers and Other Nominees
                      -------------------------------------

     Brokerage firms, banks and other persons or entities who are record holders of shares of N-Viro common stock, but who do not hold that stock as beneficial owners, should send this notice promptly to the beneficial holders. If you need additional copies of this notice, you may send exact duplicate copies to beneficial holders.

                          This Notice is only a Summary
                          ----------------------------

     The descriptions in this notice have been a summary. You may seek further information by reviewing the Complaint, the Initial Proposed Agreement or the Settlement Agreement, filed with the Register in Chancery, which you may examine during regular business hours at the offices of the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801

BY  ORDER  OF  THE  COURT:

 /s/  Diane Dempski
-------------------
Register  in  Chancery

August  __  2004


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